EX-99.(m)(2)(f)

VIRTUS ALTERNATIVE SOLUTIONS TRUST

 (the “Trust”)

AMENDMENT NO. 6 TO

 CLASS C SHARES

DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

 under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 12th day of May, 2023, amends that certain Class C Shares Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, dated January 22, 2014, by and for the Fund (the “Plan”) as herein below provided.

WITNESSETH:

WHEREAS, the Fund wishes to amend Appendix A of the Plan to reflect the addition of Virtus AlphaSimplex Global Alternatives Fund and Virtus AlphaSimplex Managed Futures Strategy Fund as a party to the Plan and to otherwise update the appendix.

NOW, THEREFORE, in consideration of the foregoing premise, the Fund hereby agrees that the Plan is amended as follows:

1.	Appendix A to the Plan is hereby replaced with Appendix A attached hereto and made a part of the Plan.

2.	Except as herein provided, the Plan shall be and remain unmodified and in full force and effect. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Plan.

APPENDIX A

(as of May 12, 2023)

Virtus AlphaSimplex Global Alternatives Fund

Virtus AlphaSimplex Managed Futures Strategy Fund

Virtus Duff & Phelps Select MLP and Energy Fund

Virtus KAR Long / Short Equity Fund